HORIZON FUNDS

SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of January 23, 2019, to the Distribution Agreement dated as of February 8, 2016, (the “Agreement”), is entered into by and between the HORIZON FUNDS, a Delaware statutory trust (the “Trust”), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor"). HORIZON INVESTMENTS, LLC, a South Carolina limited liability company, and the investment adviser to the Trust (the “Adviser”), is a party hereto with respect to Sections 3 F. and 6 only.

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule and the term of the Agreement; and

WHEREAS, Section 11.B of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

1.	Amended Exhibit B is hereby superseded and replaced with Exhibit B attached hereto.

2.	Section 11 A is hereby amended and replaced with the following:

11 Term of Agreement; Amendment; Assignment

A.	This Agreement shall become effective with respect to each Fund listed on Exhibit A hereof as of February 9, 2019 and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue in effect automatically as to each Fund for successive one-year periods, provided such continuance is specifically approved at least annually by: (i) the Trust’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Fund, and provided that in either event, the continuance is also approved by a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

hoRIZON FUNDS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Matt Chambers	By:	/s/ Teresa Cowan

Printed Name:	Matt Chambers	Printed Name:	Teresa Cowan
Title:	V.P.	Title:	President

hoRIZON investments, llc

(with respect to Sections 3 F. and 6 only)

By:	/s/ Matt Chambers

Printed Name:	Matt Chambers

Title:	General Counsel

Amended Exhibit A to the Distribution Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Risk Assist® Fund

Horizon Active Income Fund

Horizon Defined Risk Fund

Horizon Dynamic Dividend Fund

Exhibit B to the Distribution Agreement – Horizon Funds

Regulatory Distribution Services Fee Schedule at February, 2019

Regulatory Distribution Annual Services Per Fund Complex*

[   ] basis point on average net assets over $[ ]

Base annual fee:

▪	$[ ] / fund

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review

▪	$[ ] per communication piece for the first [ ] pages (minutes if audio or video); $[ ] /page (minute if audio or video) thereafter.
▪	$[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

▪	$[ ] for the first [ ] pages (minutes if audio or video); $[ ] /page (minute if audio or video) thereafter, [ ] hour initial turnaround.
▪	$[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] /page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Adviser’s Staff (if desired)

▪	$[ ] /year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$[ ] /FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets

▪	The design and / or production of fund fact sheets, commentaries, brochures and other sales support materials – Project priced via Quasar proposal.

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:

▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees (Including late U5 charge if applicable)
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

Chief Compliance Officer Support Fee

▪	$[ ] per year per fund complex per service line

*	Subject to annual CPI increase - All Urban Consumers - U.S. City Average

Fees are calculated pro rata and billed monthly.

4